EXHIBIT 5.1

June 16, 2009

Antigenics Inc.

3 Forbes Road

Lexington, MA 02421

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), by Antigenics Inc., a Delaware corporation (the “Company”), of its Common Stock (the “Registered Shares”) that is to be offered and may be issued under the Company’s 2009 Equity Incentive Plan (the “Plan”), the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act relating to the Plan.

We have acted as counsel to the Company in connection with the Registration Statement, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documents as we have considered necessary in order to furnish the opinion hereinafter set forth.

We express no opinion herein as to any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws, and the federal law of the United States, and we express no opinion as to state securities or blue sky laws.

Based on and subject to the foregoing, we are of the opinion that, when issued in accordance with the terms of the Plan and the options or other rights granted thereunder, the Registered Shares will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ SULLIVAN & WORCESTER LLP